HSBC Finance Corporation

EXHIBIT 99.1
DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s
	Poor’s	Investors		Dominion Board
	Corporation	Service	Fitch, Inc.	Rating Service

As of June 30, 2006
HSBC Finance Corporation
Senior debt	AA-	Aa3	AA-	AA (low	)
Senior subordinated debt	A+	A2	A+	*
Commercial paper	A-1+	P-1	F-1+	R-1 (middle	)
Series B preferred stock	A	A2	A+	*
HFC Bank Limited
Senior debt	AA-	Aa3	AA-	*
Commercial paper	A-1+	P-1	F-1+	*
HSBC Bank Nevada, National Association
Senior debt	AA-	A1	AA-	*
HSBC Financial Corporation Limited
Senior notes and term loans	*	*	*	AA (low	)
Commercial paper	*	*	*	R-1 (middle	)

*	Not rated by this agency.